      As filed with the Securities and Exchange Commission on January 16, 1998.
                                                         File No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                          ------------------------

                                  FORM S-3

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ------------------------

                                AMTEC, INC.
          (Exact name of registrant as specified in its charter)


                   DELAWARE                                              52-1989122
   (STATE OR OTHER JURISDICTION OF INCORPORATION            (I.R.S. EMPLOYER IDENTIFICATION NO.)
                OR ORGANIZATION)

     599 LEXINGTON AVENUE, 44TH FLOOR NEW YORK, NEW YORK 10022 (212) 319-9160 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOSEPH R. WRIGHT, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  AMTEC, INC.
                              599 LEXINGTON AVENUE
                                   44TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 319-9160
           (Name, address and telephone number of agent for service)

                                with copies to:
                             James C. Stokes, Esq.
                               Bingham Dana LLP
                              150 Federal Street
                         Boston, Massachusetts 02110
                                 (617) 951-8000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
       From time to time after this Registration Statement becomes effective

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF                             AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                  SECURITIES TO                          TO BE              OFFERING       AGGREGATE OFFERING     REGISTRATION
                  BE REGISTERED                        REGISTERED      PRICE PER SHARE(1)       PRICE(1)              FEE
---------------------------------------------     -----------------    ------------------  ------------------     ------------
Common Stock,
$.001 Par Value(2)(3)........................       12,596,428            $    0.625          $7,872,767.50         $2,322.47

Common Stock,
$.001 Par Value(3)(4)........................        1,535,354            $    0.625          $  959,596.25         $  283.08
                                                  -----------------    -----------------      -------------       ------------
Total........................................       14,131,782            $    0.625          $8,832,363.75         $2,605.55
                                                  -----------------    -----------------      -------------       ------------
                                                  -----------------    -----------------      -------------       ------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Registrant's Common Stock reported in the consolidated trading system of the American Stock Exchange on January 12, 1998.

(2) Represents the estimated number of shares of Common Stock issuable upon conversion of the outstanding shares of the Registrant's Series E Convertible Preferred Stock when such shares are first convertible, assuming a conversion price of $0.625, which was the closing price of the Registrant's Common Stock reported in the consolidated trading system of the American Stock Exchange on January 12, 1998.

(3) In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable in connection with the conversion of the convertible securities and the exercise of the warrants as described herein or otherwise in respect of such securities as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(4) Represents shares of the Registrant's Common Stock issuable upon the exercise of certain outstanding warrants issued by the Registrant.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                  AMTEC, INC.

                            14,131,782 Shares of
                        Common Stock, $.001 Par Value

    This Prospectus (the "Prospectus") relates to the offer by the securityholders named herein ("Selling Securityholders") for sale from time to time of up to 14,131,782 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of AmTec, Inc., a Delaware corporation (formerly AVIC Group International, Inc., and referred to herein as the "Company"). To the extent required by applicable law or Securities and Exchange Commission regulations, this Prospectus shall be delivered to purchasers upon resale of the Shares by the Selling Securityholders. The Shares consist of (i) 12,596,428 shares of Common Stock issuable in connection with the conversion of currently outstanding shares of Series E Convertible Preferred Stock, $.001 par value (the "Series E Preferred Shares") of the Company, and (ii) 1,535,354 shares of Common Stock issuable upon the exercise of certain outstanding warrants (the "Warrants") issued by the Company to certain Selling Securityholders in connection with the issuance of the Series E Preferred Shares. The number of shares of Common Stock issuable in connection with the conversion of the Series E Preferred Shares and the Warrants is subject to adjustment. The Warrants are exercisable at exercise prices based on the average trading price of the Common Stock during a period immediately preceding exercise, except that one Warrant to purchase 326,171 shares of Common Stock has an initial fixed exercise price of $2.4750 per share. The Company will not receive any proceeds from the sale of the Shares offered hereby. However, the Company may receive certain cash consideration in connection with exercises of the Warrants. See "Use of Proceeds."

    The Common Stock is listed on the American Stock Exchange under the symbol "ATC." The closing price of the Common Stock reported on the American Stock Exchange on January 12, 1998 was $0.625 per share.

    The Selling Securityholders have advised the Company that they may sell, directly or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions in the market, all or a portion of the securities offered hereby. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the Selling Securityholder and underwriters, brokers, dealers or agents, or purchasers. In transactions effected by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. The Company will pay all other expenses of this offering. See "Plan of Distribution."

    No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                               ----------------

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 6 THROUGH 11 OF THE PROSPECTUS.
                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               UNDERWRITING DISCOUNTS     PROCEEDS TO SELLING
                                                           PRICE TO PUBLIC         AND COMMISSIONS           SHAREHOLDERS
                                                         -------------------  -------------------------  ---------------------
Per Share.............................................          (1)                    (1)(2)                   (1)(2)
                                                            -------------      -----------------         -------------------
Total..................................................         (1)                    (1)(2)                   (1)(2)
                                                            -------------      -----------------         -------------------


(1) The sale or distribution of the Shares may be effected by the Selling Securityholders, directly or through one or more underwriters, brokers, dealers or agents, from time to time in one or more transactions in the market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the Selling Securityholder and underwriters, brokers, dealers or agents, or purchasers. In transactions effected by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

    Under the securities laws of certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

    Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course. See "Plan of Distribution" and "Selling
    Securityholders."

(2) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, to register and qualify the Shares if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the Selling Securityholders. The expenses incurred in connection with the same, estimated at $40,000, will be borne by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby, which expenses will be borne by the Selling Securityholders.

                  The date of this Prospectus is       , 1998.

                            (cover page continued)

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the commission's Web site at http://www.sec.gov. The Common Stock of the Company is listed on the American Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place New York, New York 10006.

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with the Commission with respect to the Common Stock being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Common Stock being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this prospectus concerning the provisions of certain documents filed with or incorporated by reference in the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by the reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, filed with the Commission on July 15, 1997; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997, filed with the Commission on August 19, 1997 and November 19, 1997, respectively and any amendments thereto; (c) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-A under the Exchange Act filed with the Commission on November 19, 1996, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Timothy P.F. Crowley, Corporate Secretary, AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022. Telephone requests may be directed to Mr. Crowley at (212) 319-9160.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, WHICH INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION TO THE RISKS AND UNCERTAINTIES SET FORTH, OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, ECONOMIC, COMPETITIVE, GOVERNMENTAL, INTERNATIONAL AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S REVENUES, JOINT VENTURES, OPERATIONS, MARKETS, AND PRICES, AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               SUMMARY OF COMPANY

    The Company develops and finances communications networks in the People's Republic of China ("PRC"). The Company's interests in its Chinese communications networks include a digital cellular telephone network and a multimedia network, both in the northern province of Hebei, PRC. The Company holds these interests through Sino-foreign joint ventures, which are a legally authorized vehicle for foreign direct investment in China. Consistent with PRC laws and regulations, the Company's Sino-foreign joint ventures have entered into contracts with authorized network operators in the PRC to build networks and sell the assets of such networks to the operators for a portion of the cash-flow generated by operations of the networks.

    Each of the Company's joint ventures, Hebei United Communications Equipment Company Limited ("Hebei Equipment") and Hebei United Telecommunications Engineering Company Limited ("Hebei Engineering"), is organized under the laws of the PRC as a Sino-foreign equity joint venture enterprise, a distinct legal entity with limited liability. Such entities are governed by the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investments, and implementing regulations related thereto. The parties to the joint ventures have contractual rights to the financial returns of the joint venture in proportion to the joint venture interests that they hold. The transfer or increase of an interest in a Sino-foreign equity joint venture enterprise requires agreement among the parties to the venture and is effective upon approval of relevant government agencies. For a discussion of the risks associated with PRC laws, regulations and policies, see "Risk Factors--Risks Relating to Doing Business in the PRC--PRC Laws; Evolving Regulations and Policies."

    In March 1996, the Company formed a joint venture with a 60.8% equity interest in Hebei Equipment. As a result, Hebei Equipment was converted from a PRC enterprise into a Sino-foreign joint venture company. On April 15, 1997, all PRC governmental approvals were finalized for the conversion of Hebei Equipment to a Sino-foreign joint venture company. At the time of the Company's acquisition of the majority stake in Hebei Equipment, Hebei United Telecommunications Development Co. ("Hebei Development") held a 30% ownership interest in Hebei Equipment and Beijing CATCH held subscription rights to a 9.2% ownership interest in Hebei Equipment. On April 22, 1997, the Board of Directors of Hebei Equipment resolved to terminate Beijing CATCH's ownership participation in Hebei Equipment. Further, on October 9, 1997, the Company and Hebei Development agreed to transfer the 9.2% ownership interest in Hebei Equipment to the Company. Of an additional $1 million committed by the Company to its consolidated subsidiary, Hebei Equipment, $276,000 will be allocated as a capital contribution to acquire the additional 9.2% ownership interest in Hebei Equipment, with the balance being allocated as an intercompany loan. PRC governmental approvals for the transfer were pending as of January 2, 1998.

    The Company, through Hebei Equipment, is currently involved in the development of two communications networks in Hebei Province: a digital cellular telephone network (the "GSM Network") and a province-wide multimedia network (the "Hebei Multimedia Network"). The GSM Network is being constructed by Hebei Engineering, which is a 51%-owned subsidiary of Hebei Equipment and is 49%-owned by Nippon Telegraph and Telephone International ("NTTI"), a subsidiary of Nippon Telegraph & Telephone Corporation. The Hebei Multimedia Network will link existing cable television systems in Hebei Province and is under construction.

    Hebei Engineering is constructing the GSM Network pursuant to a 15-year agreement (the "UNICOM Agreement"), dated February 9, 1996, with China United Communications Co. ("UNICOM"). UNICOM holds one of two licenses to operate cellular telephone networks in the PRC. Under the terms of the UNICOM Agreement, Hebei Engineering will build the GSM Network and sell ownership of the GSM Network over the life of the agreement to UNICOM in exchange for a majority share of cash flow generated by UNICOM from UNICOM's operation of the GSM Network. Hebei Engineering will also provide consulting assistance to UNICOM in the operation of the GSM Network. Hebei Engineering will receive 78% of up front connection fees paid by new subscribers to connect to the GSM Network, 78% of depreciation of fixed assets and 78% of net income generated by UNICOM from operation of the GSM Network until February 9, 2011. Through the Company's 60.8% interest in Hebei Equipment and Hebei Equipment's 51% interest in Hebei Engineering, the Company holds an indirect 31% interest in Hebei Engineering.

    Under the UNICOM Agreement, the GSM Network will provide cellular telephone service, using the Global Service for Mobile ("GSM") telecommunications technology, in the ten major cities of Hebei Province, which have a total population, including surrounding metropolitan areas, of approximately 50 million, or approximately 78% of Hebei Province's total population of approximately 64 million. In the first phase of construction, the GSM Network will be built in 7 major cities, and have a subscriber capacity of 40,000. In the second phase of construction, the GSM Network will be built in the remaining three major cities of Hebei Province, thereby expanding the total network capacity to 70,000. Based on market demand, management believes the capacity of the GSM Network may be expanded in the future beyond 70,000 subscribers. In February 1997, the GSM Network commenced commercial operations in Shijiazhuang, the capital of Hebei Province. Construction in the remaining nine major cities of Hebei Province is anticipated to commence during the first half of 1998. See "Risk Factors--Risks Relating to the Company's Joint Venture Operations."

    Construction of the first phase of the GSM Network had been financed with a $3 million equity investment from Hebei Equipment and NTTI, and vendor financing guaranteed by NTTI and a $20 million Term Loan facility from Bank of Tokyo Mitsubishi guaranteed by NTTI. Of these amounts, the Company had provided $1.17 million of equity funding to Hebei Engineering through the Company's investment in Hebei Equipment. At present, all funding commitments required for completion of the first phase of construction has been obtained by Hebei Engineering.

    On April 8, 1997, Hebei Equipment entered into a 20-year agreement (the "Hebei Multimedia Agreement") with Hebei Cable Television Station, the monopoly provider of cable television service in Hebei Province, pursuant to which Hebei Equipment will (i) finance construction of a fiber-optic and microwave network to connect the existing cable television systems in the eleven major cities in Hebei Province and (ii) hold the option to upgrade and expand the network. Under the Hebei Multimedia Agreement, Hebei Equipment will sell ownership of the Hebei Multimedia Network to Hebei Cable Television Station in exchange for a share of cash flow generated by Hebei Cable Television Station from operation of the Hebei Multimedia Network. Hebei Equipment will also provide operating personnel and assistance to Hebei Cable Television Station in the operation of the Hebei Multimedia Network. Until Hebei Equipment has recovered its investment, Hebei Equipment will receive cash payments equivalent to 80% of depreciation of fixed assets and 80% of net income generated by Hebei Cable Television Station from operation of the Hebei Multimedia Network. Thereafter, for the balance of 20 years from the commencement date of formal commercial operations, Hebei Equipment will receive 30% of depreciation of fixed assets and 30% of net income generated by Hebei Cable Television Station from operation of the Hebei Multimedia Network. Hebei Cable Television Station is a subsidiary enterprise of the Hebei Radio and Television Department, under the jurisdiction of the Ministry of Radio, Film and Television in the PRC.

    The current funding requirement for the Hebei Multimedia Network is estimated at approximately $12 million to link cable systems in the eleven largest cities in Hebei Province. As of January 2, 1998, the Company had invested approximately $3.7 million in Hebei Equipment for purposes of investment in the Hebei Multimedia Network. The Company anticipates that the balance of required funding will be provided in the form of equity and debt investments in Hebei Equipment and additional joint venture entities that may be established with strategic partners. See "Risk Factors--Risks Relating to the Company's Joint Venture Operations."

    The Company was originally founded as a Colorado corporation on May 10, 1982, and was reincorporated under the laws of the State of Delaware on July 10, 1996. Since April 1995, the Company has been engaged in the business of developing telecommunications networks in the PRC. In January 1996, the Company sold substantially all of the assets of ITV Communications, Inc., the former primary operating subsidiary of the Company. On July 8, 1997, the Company changed its name to "AmTec, Inc." from "AVIC Group International, Inc." The Company's principal executive office is located at 599 Lexington Avenue, 44th Floor, New York, New York 10022. Its telephone number is (212) 319-9160.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK, AND SHOULD NOT BE PURCHASED BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

COMPANY AND FINANCIAL RISKS

    PRIOR AND ANTICIPATED LOSSES. To date, the Company's current operations have not generated revenue and the Company has experienced net losses of $4,064,885 and $5,281,730 during the fiscal years ended March 31, 1997 and 1996, respectively. The Company does not expect to achieve profitability during the current fiscal year. The ability of the Company to achieve profitability is dependent upon numerous factors, including the operations of the Company's joint venture projects and its ability to finance, develop and implement its PRC telecommunications projects. There can be no assurance that the Company will achieve profitability in any future period.

    HOLDING COMPANY. The Company is a holding company. The Company's operating assets and only source of income and operational cash flow are its interests in its existing joint venture subsidiaries. The ability of the Company to pay any dividends on its capital stock is entirely dependent on the Company's ability to receive distributions from its subsidiaries. See "Risk Factors--Risks Relating to the Company's Joint Venture Operations" and "--Risks Relating to Doing Business in the PRC."

    EARLY STAGE PROJECTS. The telecommunications projects which constitute the Company's entire business are in the early stages, and are subject to all of the risks inherent in the establishment of new telecommunications projects. The likelihood of the success of the Company's PRC telecommunications operations must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the construction and operation of a new telecommunications network. There can be no assurance that the Company's existing or future PRC telecommunications operations will be successfully implemented or that any of them will generate any revenue for the Company. See "Risk Factors--Risks Relating to the Company's Joint Venture Operations."

    EXPLANATORY PARAGRAPH IN AUDITORS' REPORT. Both of the Company's independent auditors have included an explanatory paragraph in their Independent Auditors' Reports in the Annual Report on Form 10-KSB for the fiscal years ended March 31, 1997 and 1996 and the Transition Report on Form 10-KSB for the fiscal year ended March 31, 1995 to the effect that the Company's substantial capital requirements and the Company's operating losses since inception raise substantial doubt about the Company's ability to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise capital to meet its financing and operating requirements and the success of its majority owned subsidiary in the PRC to complete its projects and to obtain profitable operations. There can be no assurance that the Company can meet its capital requirements on terms favorable to the Company or at all, or that the business of the Company's subsidiary will ever achieve profitable operations.

    NEED FOR ADDITIONAL CAPITAL. The Company's future capital requirements will depend on many factors, including, but not limited to, the financial success of the Company's PRC telecommunications operations, future capital requirements of the Company's operations and capital requirements arising out of participation in other telecommunications networks in the future. At present, the Company's only contractual obligation is for the Hebei Multimedia Network. The Company expects that it will need to raise additional capital through public or private financing. If additional funds are raised through the issuance of equity securities, the percentage ownership of existing shareholders of the Company will be reduced, and such equity securities may have rights, preferences, or privileges senior to those of the holders of the existing securities. No assurance can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its shareholders. If adequate funds are not available, the Company may default on commitments for existing projects, which may have a material adverse effect on the business and financial condition as well as cash flow of the Company.

    COMPETITION. The opportunity to profit from growth in the PRC's telecommunications sector has attracted participants from around the world. Many such competitors have greater marketing resources and technological capability as well as greater financial resources than the Company. To date, the Company has not experienced difficulty in securing development rights in the PRC due to competition, but there can be no assurance that the Company will be successful in securing roles in additional PRC telecommunications networks or, if able to do so, will be able to negotiate favorable terms.

    POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Company's Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include certain super-majority requirements for the amendment of the Company's Certificate of Incorporation and Bylaws. Such provisions are often referred to as "anti-takeover" provisions. The inclusion of such provisions in the Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

    CANCELLATION OF CERTAIN SECURITIES. On December 8, 1997, the Company canceled 12,727,909 shares of Common Stock of the Company and options to purchase 318,182 shares of the Company's Common Stock which were issued to Tweedia International, Ltd. ("Tweedia") pursuant to a Stock Purchase Agreement between Tweedia and the Company's predecessor, ITV Communications, Inc. ("ITV"), a private California corporation. Upon the Company's recent review of the facts and circumstances surrounding the purchase of such shares and options by Tweedia, it was determined that the full purchase price was never received with respect thereto. On December 8, 1997, the Company served notice to Tweedia that such shares and options were canceled on the books and records of the Company as of December 8, 1997, and that Tweedia had no further rights or privileges as a holder of said shares and options apart from a right to return of the cash portion of the consideration originally paid ($2,600,000), subject to such claims and offsets to which the Company may be entitled upon the return by Tweedia to the Company of the certificate evidencing those shares and presentation of legal documentation sufficient to establish its authority to enter into such transactions. The 12,727,909 shares of Common Stock canceled on the books and records of the Company represented approximately thirty-eight percent of the total number of shares of Common Stock of the Company issued and outstanding prior to the cancellation of such shares. Although the Company believes that its cancellation of the shares of Common Stock and options held by Tweedia was justified and appropriate, there can be no assurances that Tweedia will not object to such cancellation and that Tweedia will not institute action to attempt to reverse such cancellation.

    EFFECT OF TECHNOLOGICAL CHANGE ON OPERATIONS. While the Company has focused in investments in the PRC on well-established technological standards that have been widely accept in the PRC and throughout the world, the market in the telecommunications industry is characterized by rapidly changing technology. There can be no assurance that technologies developed by others will not render obsolete or otherwise significantly diminish the value of the business operations of the joint ventures in which the Company participates.

SECURITIES RISKS

    VOLATILE MARKET FOR COMMON STOCK. There is no assurance that a regular trading market for the Company's Common Stock will be sustained. The market price for the Company's Common Stock may be significantly affected by such factors as the Company's financial performance, the market price of its competitors' stock, or market conditions in general. The Company's Common Stock price has been particularly volatile. During the past 12 months, the Company's Common Stock has traded in a range between $0.50 per share and $6.25 per share. As of January 12, 1998, the closing price of the Common Stock on the American Stock Exchange was $0.625. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility for many companies, particularly small and emerging growth companies, and these wide price fluctuations are not necessarily related to the operating performance of these companies. Accordingly, there may continue to be significant volatility in the market for the Company's Common Stock. The Common Stock offered hereby may be offered and sold from time to time throughout an indefinite and extended period of time. Such sales may have an adverse effect on the prevailing market price for the Common Stock. The extent of such adverse effect, if any, cannot be predicted, but based on the volume of trading in the market and on the number of shares that could be sold hereunder, such adverse effect may be material.

    POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS, PREFERRED STOCK AND INVESTMENT AGREEMENT. As of January 2, 1998, there were 13,161,837 shares of Common Stock reserved for issuance upon exercise of stock options and warrants that have been granted or issued. 8,955,102 of the outstanding options and 4,206,735 of the outstanding warrants are currently exercisable at exercise prices ranging from $0.35 to $9.27 per share. Additional shares of Common Stock are reserved for issuance upon the exercise of options available for future grant under the Company's stock option plans and upon the conversion of certain outstanding shares of preferred stock. Because the Company anticipates that the trading price of Common Stock at the time of exercise of any such options or warrants would exceed the exercise price, such exercise would have a dilutive effect on the Company's stockholders. As the number of shares of Common Stock issuable upon the conversion of shares of the Company's Series C Convertible Preferred Stock and the Series E Preferred Shares is based on the lowest trading price during a period immediately preceding the conversion, such conversion may have a dilutive effect on the Company's stockholders. In addition, on March 31, 1997, the Company entered into a Common Stock Investment Agreement with Promethean Investment Group, L.L.C. ("Promethean") pursuant to which Promethean may provide up to $25 million in equity funding to the Company. The Company has agreed, under certain circumstances, which include a minimum market price of the Company's Common Stock of $3.00 per share, to issue a minimum of $4,000,000 in Common Stock, at a 10% discount to market price, to Promethean. If the Company does not issue this minimum amount of Common Stock to Promethean on or before March 31, 1999, the Company has agreed to issue $4 million of securities convertible into the Company's Common Stock at the lowest trading price of the Company's Common Stock during the thirty business days immediately preceding the date that Promethean elects to convert such securities into the Company's Common Stock. The issuance of such shares of Common Stock to Promethean (a portion of which have already been issued into escrow) may have a dilutive effect on the Company's stockholders.

    LACK OF DIVIDENDS ON COMMON STOCK. The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends on the Common Stock in the foreseeable future. The Company has certain obligations to pay dividends, which can be paid in common stock to holders of the Series E Preferred Shares. Except for dividends which may be payable on the shares of issued and outstanding preferred stock and other preferred stock that may be issued from time to time in the future that require such dividends, the Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business.

    ISSUANCE OF ADDITIONAL SHARES; SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue 78,081,724 additional shares of Common Stock and 8,475,248 additional shares of preferred stock. The issuance of such shares could result in the dilution of the voting power and other rights of the currently issued and outstanding shares of Common Stock. As of January 2, 1998, certain investors who have held an aggregate of approximately 6.4 million shares of restricted Common Stock may sell such shares without restriction. Such sales may have a materially adverse effect on the prevailing market price of the Common Stock. The extent of such adverse effect, if any, cannot be predicted, but based on the volume of trading in the market and on the number of shares that could be sold thereunder, such adverse effect may be material.

    FUTURE ISSUANCES OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such designation, powers, rights and preferences as may be determined from time to time by the Board of Directors, without stockholder approval. Of such shares, 8,475,248 remain available for designation and issuance by the Board of Directors. In the event of the issuance of additional series of preferred stock, such preferred stock could have voting, liquidation, dividend and other rights superior to the rights of the outstanding stock of the Company and, in addition, could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

RISKS RELATING TO THE COMPANY'S JOINT VENTURE OPERATIONS

    CONSTRUCTION AND OPERATION OF PROPOSED TELECOMMUNICATIONS NETWORKS. The telecommunications networks in the PRC which the Company's joint ventures are currently engaged in developing may experience difficulties and delays relating to the construction and operation of such networks. While the Company's joint ventures have undertaken to obtain the technical capability, personnel and resources to build, service and maintain a telecommunications network in the PRC, the performance of all or any of the Company's joint venture obligations under its agreements relating to PRC telecommunications networks may require the cooperation and participation of third parties. Such third parties may be parties to or independent contractors with the Company's Sino-foreign joint ventures, for the purpose of building, servicing or maintaining any such telecommunications network. There can be no assurance that the Company's joint ventures will be able to obtain such cooperation, if required, with respect to its PRC telecommunications networks. Moreover, there can be no assurance that such networks will be completed in a timely manner, if at all, or that any financing which may be completed with respect to any such network will be sufficient to complete or to operate any proposed project. The failure by the joint ventures to achieve these goals, or any difficulties or delays, may have a material adverse effect on the Company's business, financial condition, cash flow and results of operations.

    SIGNIFICANT ADDITIONAL FUNDING OF JOINT VENTURE PROJECTS REQUIRED. The aggregate funding required from joint venture partners for the first phase of construction for the Hebei Multimedia Network is approximately $12 million of which, as of January 2, 1998, approximately $3.7 million has been invested by the Company into Hebei Equipment for funding of the construction of the Hebei Multimedia Network. At present there can be no assurance that the Company will meet its funding requirement for the Hebei Multimedia Network. It is anticipated that debt or equity contributions made by the Company and its partners to the joint ventures, as well as additional loans made by third parties, will be used to develop the GSM Network and the Hebei Multimedia Network. However, there can be no assurance that the equity contributions and loans made, or to be made, to the joint ventures by their respective partners will be sufficient to meet the capital needs of either the GSM Network or the Hebei Multimedia Network, or to successfully complete or support the competitive position of either project. The Company may elect to make additional equity contributions or loans to either joint venture to fund such additional capital needs, thus creating an additional demand on the Company's capital, or may elect not to make such payments, which may negatively affect the successful implementation of the networks. Securing alternative sources of funds may dilute the Company's ownership.

    ROLE IN FUTURE EXPANSION OF THE HEBEI GSM NETWORK. Further expansion of the GSM Network is anticipated beyond Phase II of the Hebei GSM Network, but the joint venture partners, timing and amount of investment have not been finally determined. In the event of such expansion, UNICOM is to give preferential consideration, in securing new investment, to investments from the Company and its joint venture partners on the same terms as their prior investments. However, at present there can be no assurance that further expansion of the GSM Network will occur, or that the Company will be able to participate in later stages of the Hebei GSM project.

    COMPETITION WITH THE MINISTRY OF POSTS AND TELECOMMUNICATIONS AND OTHERS. The two primary providers of telecommunications services in China, the Ministry of Posts and Telecommunications (the "MPT") (through its operating subsidiary China Telecom) and UNICOM, compete intensely. UNICOM has entered into a contract with a subsidiary of the Company with respect to the GSM Network, and, therefore, the Company indirectly competes with the MPT in certain of its activities. The MPT has a dominant market share in all sectors of telecommunications in China, and already has established a fixed-wire network in the country. Moreover the MPT regulates and licenses all public telephone service projects in China, including network access, and maintains the ability to make important regulatory decisions with respect to its competitors, including the Hebei GSM project. The Company's joint venture may also have to compete with other telecommunications services providers, some of which may have greater marketing and development budgets and greater capital resources than the Company's joint ventures. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the PRC telecommunications industry. In addition, new competitors may be entering the market, including the People's Liberation Army through it's Great Wall Communications Group.

    GOVERNMENT APPROVAL FOR JOINT VENTURE PROJECTS. Future joint venture contracts of the Company will require approval at some level of the provincial or related government in China. There can be no assurance that in the future all necessary governmental approvals will be obtained for joint venture projects that the Company may enter in the future, and the failure to obtain any such approval could have a material adverse impact on the Company's business, financial condition, cash flow and results of operations.

RISKS RELATING TO DOING BUSINESS IN THE PRC

    INTERNAL POLITICAL RISKS. The Company's business operations may be adversely affected by the political environment in the PRC. The PRC has been a socialist state since 1949 and is controlled by the Communist Party of China. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad and foreign investment. These effects could substantially impair the Company's business, profits or prospects in China. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

    GOVERNMENT CONTROL OVER ECONOMY. The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require the Company to divest the interests it then holds in Chinese properties or joint ventures. Any such developments could have a material adverse effect on the business prospects of the Company.

    INFLATION AND ANTI-INFLATION POLICIES. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action which could inhibit economic activity in China, and, thereby, adversely affect the Company's intended business operations in the PRC. There can be no assurance that potential high rates of inflation and any PRC anti-inflation policies adopted in the future will not have a material adverse effect on the Company's liquidity and business operations.

    RESTRICTIONS ON FOREIGN CURRENCY EXCHANGE. The Renminbi is not a freely convertible currency at present. The Company's joint ventures will receive nearly all of their revenue in Renminbi, which will need to be converted to other currencies, primarily U.S. dollars, and remitted outside of the PRC. Effective July 1, 1996, foreign currency "current account" transactions by foreign investment enterprises, including Sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange ("SAFE", formerly, "State Administration of Exchange Control"), but need only a ministerial review, according to the ADMINISTRATION OF THE SETTLEMENT, SALE AND PAYMENT OF FOREIGN EXCHANGE PROVISIONS promulgated in 1996 (the "FX regulations"). "Current account" items include international commercial transactions which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a "current account transaction." Other non-current account items, known as "capital account" items, remain subject to SAFE approval.

    EXCHANGE RATES LOSSES. Until 1994, the Renminbi had experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable. However, if devaluation of the Renminbi were to occur in the future, the Company's returns on its operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars.

    PRC LAWS; EVOLVING REGULATIONS AND POLICIES. The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and polices with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published, statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that the Company will not be able to achieve its investment objectives. There can be no assurance that the Company will be able to enforce any legal rights it may have under its joint venture contracts or otherwise.

    EXPROPRIATION. The PRC government has, in the past, renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets without compensation. There can be no assurance that the PRC government will not in the future expropriate or nationalize assets which may relate to any current or prospective business operations of the Company.

    RELIANCE ON STATISTICS. Statistics relating to economic, demographic, and general business data are not widely disseminated within or outside of the PRC. Further, certain PRC statistics may not be compiled in accordance with, or may not be subject to, Western standards of accuracy. The resultant imperfect information naturally hinders the performance of the Company's business planning or investment analysis and introduces risks in conducting business in the PRC.

                                USE OF PROCEEDS

    The Company may receive cash consideration in connection with exercises of the Warrants. The Company intends to use any cash proceeds that it may receive in connection with such exercises for financing telecommunications networks in the PRC and for working capital purposes. The Company will not otherwise receive any proceeds from the sale by the Selling Securityholders of any of the Shares offered hereby. The Company will pay all of the costs of this offering.

                            SELLING SECURITYHOLDERS

    The Series E Preferred Shares and the Warrants originally were issued and sold by the Company to the Selling Securityholders in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Shares.

    The following table sets forth information with respect to the Selling Securityholders and the respective shares of Common Stock (issuable upon conversion of the Series E Preferred Shares and the exercise of the Warrants) beneficially owned by each Selling Securityholder. Except as otherwise disclosed herein, none of the Selling Securityholders has or within the past three years has had any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may offer all or some portion of the Shares pursuant to this Prospectus, no estimate can be given as to the number of shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Shares, since the date on which they provided the information regarding their Shares, in transactions exempt from the registration requirements of the Securities Act. With respect to the shares of Common Stock issuable upon conversion of the Series E Preferred Shares, the number of shares included in the registration statement of which this Prospectus is a part is subject to adjustment and could be materially less or more than the estimated amounts listed below depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock.

                                                                                                   PERCENTAGE OF
                                                    NUMBER OF     NUMBER OF   NUMBER OF SHARES         SHARES
                                                     SHARES        SHARES       BENEFICIALLY        BENEFICIALLY
                                                  BENEFICIALLY     OFFERED       OWNED AFTER         OWNED AFTER
SELLING SECURITYHOLDERS                           OWNED (1),(2)    HEREBY (2)  OFFERING (1),(3)    OFFERING (1), (3)
-----------------------                           -------------  ----------  -----------------  -------------------
The High Risk Opportunity
Hub Fund, Ltd. (4)...............................     2,909,098    2,909,098               0                  0
Ramius Fund, Ltd. (5)............................     2,128,825      242,425       1,886,400                7.6%
Medici Partners, L.P. (6)........................     2,128,825      242,425       1,886,400                7.6%
KB Ventures Limited (7)..........................       727,274      727,274               0                  0
Ross, Courtney Sale (8)..........................       727,274      727,274               0                  0
Regal International
Capital, Inc. (9)................................       317,340      298,990          18,350                  *
Kossar, Bernard (10).............................       169,698      169,698               0                  0
Kossar, Carol (11)...............................       169,698      169,698               0                  0
Krusen, Charles B. (12)..........................        68,485       48,485          20,000                  *

------------------------

*   Less than 1%

(1) Except as otherwise noted, beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of January 1, 1998, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for the purposes of determining the number and percent owned by such person or group.

(2) Represents shares of Common Stock issuable upon conversion of such Selling Securityholder's Series E Preferred Shares based on a fixed conversion price of $2.0625 and upon exercise of Warrants held by such Selling Stockholder. The conversion price of the Series E Preferred Shares may be lower than the fixed conversion price based on the trading price during a period immediately preceding conversion. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series E Preferred Shares is subject to adjustment and could be materially less or more than the estimated amounts listed above.

(3) Assuming the sale of all Shares offered hereby but no other securities held by the Selling Securityholder

(4) Includes 2,181,825 shares of Common Stock issuable upon the conversion of 45 Series E Preferred Share. Also includes 727,273 shares of Common Stock issuable upon the exercise of a Warrant held by The High Risk Opportunity Hub Fund, Ltd., which Warrant is not exercisable prior to April 19, 1998 and does not become fully exercisable until July 18, 1998.

(5) Includes 193,940 shares of Common Stock issuable upon the conversion of 4 Series E Preferred Shares held by Ramius Fund, Ltd. Also includes an aggregate of 1,934,885 shares of Common Stock held by the following persons related to Ramius Fund, Ltd. upon the conversion of Series E Preferred Shares or shares of the Company's Series C Convertible Preferred Stock held by such persons: Medici Partners, L.P. (48,485 shares), Angelo Gordon & Co., Inc. (314,400 shares), GAM Arbitrage Investments, Inc. (209,600 shares), AG Super Fund International Partners, L.P. (209,600 shares), AG Long Term Super Fund, L.P. (209,600 shares), Michael Angelo, L.P. (314,400 shares), Raphael, L.P. (419,200 shares) and AG Super Fund, L.P. (209,600 shares). The address of Ramius Fund, Ltd. is c/o Angelo Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167.

(6) Includes 48,485 shares of Common Stock issuable upon the conversion of 1 Series E Preferred Share held by Medici Partners, L.P. Also includes an aggregate of 2,080,340 shares of Common Stock held by the following persons related to Medici Partners, L.P. upon the conversion of Series E Preferred Shares or shares of the Company's Series C Convertible Preferred Stock held by such persons: Ramius Fund, Ltd. (193,940 shares), Angelo Gordon & Co., Inc. (314,400 shares), GAM Arbitrage Investments, Inc. (209,600 shares), AG Super Fund International Partners, L.P. (209,600 shares), AG Long Term Super Fund, L.P. (209,600 shares), Michael Angelo, L.P. (314,400 shares), Raphael, L.P. (419,200 shares) and AG Super Fund, L.P. (209,600 shares). The address of Medici Partners, L.P. is c/o Angelo Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167.

(7) Includes 484,850 shares of Common Stock issuable upon the conversion of 10 Series E Preferred Shares. Also includes 242,424 shares of Common Stock issuable upon the exercise of a Warrant held by KB Ventures Limited, which Warrant is not exercisable prior to October 21, 1998.

(8) Includes 484,850 shares of Common Stock issuable upon the conversion of 10 Series E Preferred Shares. Also includes 242,424 shares of Common Stock issuable upon the exercise of a Warrant held by Courtney Sale Ross, which Warrant is not exercisable prior to October 21, 1998.

(9) Includes of 298,990 shares of Common Stock issuable upon the exercise of a Warrant held by Regal International Capital, Inc., which Warrant is not exercisable prior to October 21, 1998. Also includes of 18,350 shares of Common Stock issuable upon the exercise of a presently exercisable warrant held by Regal International Capital, Inc.

(10) Includes 96,970 shares of Common Stock issuable upon the conversion of 2 Series E Preferred Shares held by Mr. Kossar and 48,485 shares of Common Stock issuable upon the conversion of 1 Series E Preferred Share held by Carol Kossar, Mr. Kossar's wife. Also includes 16,162 shares of Common

Stock issuable upon the exercise of a Warrant held by Mr. Kossar and 8,081 shares of Common Stock issuable upon the exercise of a Warrant held by Ms. Kossar, which Warrants are not exercisable prior to October 21, 1998.

(11) Includes 48,485 shares of Common Stock issuable upon the conversion of 1 Series E Preferred Share held by Ms. Kossar and 96,970 shares of Common Stock issuable upon the conversion of 2 Series E Preferred Shares held by Bernard Kossar, Ms. Kossar's husband. Also includes 8,081 shares of Common Stock issuable upon the exercise of a Warrant held by Ms. Kossar and 16,162 shares of Common Stock issuable upon the exercise of a Warrant held by Mr. Kossar, which Warrants are not exercisable prior to October 21, 1998.

(12) Includes 48,485 shares of Common Stock issuable upon the conversion of 1 Series E Preferred Share held by Mr. Krusen. Also includes 20,000 shares of Common Stock issuable upon the exercise of a presently exercisable warrant held by Mr. Krusen.

                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Securityholders that the Shares offered hereby may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, Selling Securityholders may from time to time offer the Shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of Shares for whom they may act as agents. The Selling Securityholders and any underwriters, brokers/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such Shares and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Company has been advised by the Selling Securityholders that the Shares may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Shares is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of such offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

    Under Regulation M of the Exchange Act, any person engaged in a distribution of the Shares may be prohibited, with certain exceptions, from bidding for or purchasing any security which is the subject of such distribution until its participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging fixing or stabilizing the price of Common Stock in connection with the offering of the Shares pursuant to this Prospectus.

    Pursuant to the Registration Rights Agreement, all expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The validity of the securities offered hereby has been passed upon by James F. O'Brien, Esq.

                                    EXPERTS

    The consolidated financial statements as of March 31, 1997 and for the year then ended incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

    The audited consolidated financial statements as of March 31, 1996 and for the two years then ended contained in the Annual Report on Form 10-KSB of the Company for the year ended March 31, 1997, and incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of Singer Lewak Greenbaum & Goldstein LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


SECTION                                               PAGE


Available Information.........................           2

Incorporation of Certain Documents by
Reference.....................................           2

Summary of Company............................           4

Risk Factors..................................           6

Use of Proceeds...............................          11

Selling Securityholders.......................          12

Plan of Distribution..........................          15

Legal Matters.................................          15

Experts.......................................          15


                               14,131,782 SHARES

                                  AMTEC, INC.
                                 COMMON STOCK


                                   PROSPECTUS

                             ---------------------

                                         , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

SEC registration fee.............................................................  $2,605.55
American Stock Exchange listing fees.............................................     17,500
Accounting fees and expenses.....................................................      3,000
Blue Sky fees and expenses.......................................................        500
Legal fees and expenses..........................................................     10,000
Printing and engraving expenses..................................................      3,000
Miscellaneous....................................................................   3,394.45
Total............................................................................  $  40,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Company eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

    The Certificate of Incorporation, and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL.

    Section 145 of the GCL authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

    If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

    In addition, the Company has adopted a form of indemnification agreement (the "Indemnification Agreement") which provides the indemnitee with the maximum indemnification allowed under applicable law. As of January 5, 1998, the Company has not entered into Indemnification Agreements with any of its directors, officers, employees or consultants. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

    The Indemnification Agreement provides, in pertinent part, that the Company shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the indemnitee by the Company shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from assets of the Company, thereby affecting a stockholder's investment.

    The Company has obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000.

    The registration rights agreements between the Company and certain Selling Securityholders provide that the Company shall indemnify such Selling Securityholder, and such Selling Securityholder shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.

ITEM 16. EXHIBITS

    The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration Statement:

 EXHIBIT NO.                          DESCRIPTION


       3.1(1)                         Restated Certificate of Incorporation of the Registrant

         3.2                          Amended and Restated Bylaws of the Registrant

       4.1(2)                         Form of Common Stock certificate

         5.1                          Opinion of James F. O'Brien, Esq.

        23.1                          Consent of Deloitte & Touche LLP

        23.2                          Consent of Singer Lewak Greenbaum & Goldstein LLP

        23.3                          Consent of James O'Brien, Esq. (contained in Exhibit 5.1)

        24.1                          Power of Attorney (contained in Part II)

------------------------

(1) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated March 6, 1997, which exhibit is incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997, which exhibit is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 16, 1998.

                                  AMTEC, INC.

                                  By /s/ JOSEPH R. WRIGHT, JR.
                                     --------------------------
                                     Joseph R. Wright, Jr.
                                     Chairman of the Board
                                     Chief Executive Officer and President

                        SIGNATURES AND POWER OF ATTORNEY

    EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS JOSEPH R. Wright, Jr. his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                                          TITLE                             DATE


/s/ JOSEPH R. WRIGHT, JR.                      Chairman of the Board, Chief Executive                January 16, 1998
------------------------                       Officer and President (Principal Executive Officer)
Joseph R. Wright, Jr.

/s/ RICHARD T. MCNAMAR                         Vice Chairman of the Board                            January 14, 1998
------------------------
Richard T. McNamar

/s/ JAMES. R. LILLEY                           Director                                              January 9, 1998
------------------------
James R. Lilley

/s/ MICHAEL H. WILSON                          Director                                              January 16, 1998
------------------------
Michael H. Wilson

/s/ DREW LEWIS
------------------------                       Director                                              January 14, 1998
Drew Lewis

/s/ LIANG JIANGLI                              Director                                              January 9,1998
------------------------
Liang Jiangli

/s/ RICHARD S. BRADDOCK                        Director                                              January 16, 1998
------------------------
Richard S. Braddock

/s/ ALBERT G. PASTINO                          Senior Vice President, Chief Financial                January 16, 1998
------------------------                       Officer and Treasurer
Albert G. Pastino                              (Principal Financial and Accounting Officer)



                                 EXHIBIT INDEX


EXHIBITS
-----------

    3.1 (1)             Restated Certificate of Incorporation of the Registrant

       3.2              Amended and Restated Bylaws of the Registrant

    4.1 (2)             Form of Common Stock certificate

       5.1              Opinion of James F. O'Brien, Esq.

      23.1              Consent of Deloitte & Touche LLP

      23.2              Consent of Singer Lewak Greenbaum & Goldstein LLP

      23.3              Consent of James O'Brien, Esq. (contained in Exhibit 5.1)

      24.1              Power of Attorney (contained in Part II)


(1) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated March 6, 1997, which exhibit is incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997, which exhibit is incorporated herein by reference.